Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

Press Release

Penske Automotive Group Announces $300.0 Million Senior Subordinated Notes Offering

BLOOMFIELD HILLS, Mich., August  1, 2017 /PRNewswire/ -- Penske Automotive Group, Inc. (NYSE: PAG), an international transportation services company, today announced that it intends to offer $300.0 million aggregate principal amount of fixed rate Senior Subordinated Notes due 2020 (the “2020 Notes”), subject to market and other customary closing conditions, pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the "SEC").

The company intends to use the net proceeds of this offering to repay amounts currently outstanding under the company's U.S. credit agreement and for general working capital purposes.

This offering is being made solely by means of a prospectus supplement and accompanying prospectus, which has been filed with the SEC. A copy of the prospectus for the offering may be obtained on the SEC's website, www.sec.gov.    Alternatively, you may request it by contacting J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NJ 11717 or call 866-803-9204 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at dg.prospectus—requests@baml.com or calling toll-free 1-800-294-1322 or U.S. Bancorp Investments, Inc., 214 N. Tyron St., 26th Floor, Charlotte, NC 28202 or call 612-336-7604 or Wells Fargo Securities, LLC at Attn: Client Support, 608 2nd Avenue, South Minneapolis, MN 55402, calling toll-free at 1-800-645-3751, Option 5 or by emailing wfscustomerservice@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements regarding the company's proposed offering of the 2020 Notes. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include, but are not limited to, successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the company's filings with the SEC. While the company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG employs more than 25,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information visit the company’s website at www.penskeautomotive.com.

Inquiries should contact:

J.D. Carlson	Anthony R. Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2810	248-648-2540
jcarlson@penskeautomotive.com	tpordon@penskeautomotive.com

# # #